Exhibit 99.1

Perdoceo Education Corporation completes its previously announced acquisitions of University of St. Augustine for Health Sciences

12/2/2024

SCHAUMBURG, Ill. – (BUSINESS WIRE)—Perdoceo Education Corporation (“Perdoceo” or the “Company”) (NASDAQ: PRDO), a provider of postsecondary education, today completed its previously announced acquisition of University of St. Augustine for Health Sciences, LLC (USAHS). The Company paid a cash consideration of ~$138M (net of cash acquired), which is subject to customary post-closing adjustments and escrow arrangements.

USAHS is one of the nation’s leading universities offering graduate health sciences degrees, primarily in physical therapy, occupational therapy, speech language therapy, nursing, as well as continuing-education programs. Founded in 1979, USAHS educates students through its network of campuses in San Marcos, California; St. Augustine and Miami, Florida; and Austin and Dallas, Texas; and through its online programs. The University of St. Augustine for Health Sciences is accredited by the WASC Senior College and University Commission.

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For the nine months ended September 30, 2024, USAHS had unaudited revenues of approximately $114M, unaudited operating income of approximately $10.5 million and served approximately 4,100 graduate and post-graduate students across multiple health sciences disciplines.
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For the nine months ended September 30, 2024, USAHS had approximately $25M of unaudited adjusted operating income. Adjusted operating income is a non-GAAP financial measure and is calculated by adding approximately $14.5M of depreciation and amortization to the operating income of $10.5 million.
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Perdoceo expects the transaction to be accretive to the Company’s adjusted operating income immediately beginning in 2025 and the transaction to provide further growth in adjusted operating income in 2026.

Affirming Outlook for Fiscal Year 2024

Perdoceo remains on track to achieve its full year adjusted operating income outlook of $188 million to $191 million, as disclosed in the Company’s previous quarterly earnings release, subject to the assumptions and factors set forth therein.

ABOUT PERDOCEO EDUCATION CORPORATION

Perdoceo’s accredited academic institutions offer a quality postsecondary education primarily online to a diverse student population, along with campus-based and blended learning programs. The Company’s academic institutions – Colorado Technical University (“CTU”), the American InterContinental University System (“AIUS” or “AIU System”) and University of St. Augustine for Health Sciences (USAHS) – provide degree programs from the associate through doctoral level as well as non-degree seeking and professional development programs.

Exhibit 99.1

Perdoceo’s academic institutions offer students industry-relevant and career-focused academic programs that are designed to meet the educational needs of today’s busy adults. CTU, AIUS and USAHS continue to show innovation in higher education, advancing personalized learning technologies like their intellipath® learning platform and using data analytics and technology to serve and educate students while enhancing overall learning and academic experiences. Perdoceo is committed to providing quality education that closes the gap between learners who seek to advance their careers and employers needing a qualified workforce. For more information, please visit www.perdoceoed.com.

Except for the historical and present factual information contained herein, the matters set forth in this release, including statements regarding the impact of the acquisition of USAHS on Perdoceo’s adjusted operating income and other statements identified by words such as “believe,” “will,” “expect,” “continue,” “outlook,” “remain,” “focused on,” “should” and similar expressions, are forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on information currently available to us and are subject to various assumptions, risks, uncertainties and other factors that could cause our results of operations, financial condition, cash flows, performance, business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. Except as expressly required by the federal securities laws, we undertake no obligation to update or revise such factors or any of the forward-looking statements contained herein to reflect future events, developments or changed circumstances, or for any other reason. These risks and uncertainties, the outcomes of which could materially and adversely affect our financial condition and operations, include, but are not limited to, the following: Perdoceo being unable to achieve the anticipated benefits of the transaction; the acquired business not performing as expected; Perdoceo assuming unexpected risks, liabilities and obligations of the acquired business; significant transaction costs associated with the transaction; the risk that disruptions from the transaction will harm the parties’ businesses, including current plans and operations; the ability of the parties to retain and hire key personnel; potential adverse reactions or changes to business relationships resulting from the announcement of the completion of the proposed transaction; and other factors relating to Perdoceo’s operations and financial performance discussed in its filings with the Securities and Exchange Commission. Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and its subsequent filings with the Securities and Exchange Commission.

MEDIA CONTACTS:

Alpha IR

Sam Gibbons

Exhibit 99.1

(312) 445-2870

PRDO@alpha-ir.com